Exhibit 99.1

FOR IMMEDIATE RELEASE

November 2, 2010

MICRONETICS REPORTS SECOND QUARTER RESULTS FOR FISCAL YEAR 2011

Hudson, NH — (BUSINESS WIRE) – November 2, 2010 — Micronetics, Inc. (NASDAQ:NOIZ) today reported results for its second quarter ended September 25, 2010 (Q2 FY 2011).

Net sales for Q2 FY 2011 were $9.0 million, an increase of 2% compared to $8.8 million for Q2 FY 2010.

Net income for Q2 FY 2011 was $472,717 or $0.10 per diluted share as compared to net income of $186,323 or $0.04 per diluted share for Q2 FY 2010.

Net sales for the twenty-six weeks ended September 25, 2010 were $18.4 million, an increase of 10% compared to $16.7 million for the twenty-six weeks ended September 26, 2009. Sales increased due to growth in our integrated sub-systems business.

Net income for the twenty-six weeks ended September 25, 2010 was $972,567 or $0.21 per diluted share as compared to net income of $174,258 or $0.04 per diluted share for the twenty-six weeks ended September 26, 2009.

Backlog was $29 million at the end of Q2 FY 2011.

David Robbins, Micronetics’ CEO stated, “We are pleased that our operating profit has remained consistent over the past three quarters. We look forward to converting growth opportunities, now in the pipeline for our integrated subsystems, into contracts over the next few quarters. At the same time, we expect to see continued steady bookings in our core components business”.

Micronetics manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Micronetics also manufactures and designs test equipment and components that test the strength, durability and integrity of communication signals in communication equipment. Micronetics serves a diverse customer base, including BAE Systems, Boeing, EADS, General Dynamics, ITT, L-3 Communications, Lockheed Martin, Northrop Grumman, Raytheon, Rockwell, Teradyne, and Thales. Additional information can be found on our website at http://www.micronetics.com.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to reductions in spending by certain of our customers, our ability to operate and integrate acquired companies, our ability to manage our growth, disruptions in supply or production, increased levels of debt, our ability to protect our proprietary information, future economic conditions in our industry and generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics’ Annual Report on Form 10-K for its fiscal year ended March 31, 2010 as well as its other filings with the Securities and Exchange Commission.

INCOME STATEMENT DATA

($000s omitted except per share data)

	Thirteen Weeks Ended
	Sep. 25, 2010	Sep. 26, 2009

Net sales	$8,984	$8,820

Gross profit	3,076	2,882

Research and development	344	540

Selling, general and administrative expenses	1,740	1,813

Loss on disposal of asset	14	—

Amortization of intangibles	87	87

Other expense	74	119

Income before income taxes	817	323

Provision for income taxes	344	137

Net income	473	186

Net income per common share:
Basic	0.10	0.04
Diluted	0.10	0.04

Weighted average shares Outstanding:
Basic	4,554	4,554
Diluted	4,565	4,554

INCOME STATEMENT DATA

($000s omitted except per share data)

	Twenty-Six Weeks Ended
	Sep. 25, 2010	Sep. 26, 2009

Net sales	$18,351	$16,733

Gross profit	6,476	5,358

Research and development	831	846

Selling, general and administrative expenses	3,625	3,837

Loss on disposal of asset	14	—

Amortization of intangibles	174	174

Other expense	145	199

Income before income taxes	1,687	302

Provision for income taxes	714	128

Net income	973	174

Net income per common share:
Basic	0.21	0.04
Diluted	0.21	0.04

Weighted average shares Outstanding:
Basic	4,554	4,554
Diluted	4,564	4,554

Contact

David Robbins, CEO

Micronetics, Inc.

(603) 546-4131